Exhibit 99.1
For Immediate News Release
May 6, 2020

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2020 OPERATING RESULTS

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended March 31, 2020 was $167,971,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) for the three months ended March 31, 2020 of 3.3% to $1.19 from $1.23 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended March 31, 2020 decreased 1.3% to $2.28 from $2.31 for the prior year period. Core FFO per share (as defined in this release) for the three months ended March 31, 2020 increased 3.9% to $2.39 from $2.30 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2020 to its results for the prior year period:

Q1 2020 Results Compared to Q1 2019
	Per Share (1)
	EPS	FFO	Core FFO
Q1 2019 per share reported results	$1.23	$2.31	$2.30
Established Community NOI	0.08	0.08	0.08
Development and Other Stabilized Community NOI	0.10	0.10	0.10
Capital markets and transaction activity	(0.12)	(0.13)	(0.06)
Joint venture income	(0.01)	(0.01)	(0.01)
Overhead and other	(0.07)	(0.07)	(0.02)
Gain on sale of real estate and depreciation expense	(0.02)	—	—
Q1 2020 per share reported results	$1.19	$2.28	$2.39

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 3.

Established Communities Operating Results for the Three Months Ended March 31, 2020 Compared to the Prior Year Period

For Established Communities, total revenue increased $16,127,000, or 3.0%, to $547,956,000. Operating expenses for Established Communities increased $4,819,000, or 3.2%, to $156,311,000. NOI for Established Communities increased $11,308,000, or 3.0%, to $391,645,000. Rental revenue for Established Communities increased 3.1% as a result of an increase in Average Rental Rates of 2.7% and Economic Occupancy of 0.4%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended March 31, 2020 compared to the three months ended March 31, 2019:

Q1 2020 Compared to Q1 2019
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	3.8%	5.2%	3.1%	14.1%
Metro NY/NJ	2.0%	2.4%	1.8%	22.1%
Mid-Atlantic	3.8%	(0.2)%	5.4%	15.9%
Pacific NW	3.3%	4.0%	3.1%	6.3%
No. California	3.0%	6.0%	2.2%	20.3%
So. California	3.0%	2.6%	3.2%	20.5%
Expansion Mkts	1.2%	6.5%	(2.4)%	0.8%
Total	3.1%	3.2%	3.0%	100.0%

(1) See full release for additional detail.
(2) See full release for discussion of variances.
(3) Represents % of total NOI for Q1 2020, including amounts related to communities that have been sold or that are classified as held for sale.

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COVID-19 Policy and Operational Updates

Resident and Associate Update

The Company has taken various actions in response to the COVID-19 pandemic to adjust our business operations and to address the needs of our residents and associates. The Company is committed to the health and safety of its associates and residents and has implemented many new protocols based on the Centers for Disease Control (CDC) and other government-mandated or recommended guidelines, including establishing social-distancing procedures and other safety and operating measures. The Company has made changes to its daily operations at its communities that include the following:

•
community office practices have been modified to minimize in-person contact, with resident support being provided through phone and e-mail communications where possible and by leveraging the Company's digital solutions and centralized Customer Care Center;

•	communities have implemented enhanced cleaning and disinfecting protocols and have closed common area amenities;

•
apartment maintenance requests are being completed for essential or emergency services only and maintenance associates have been instructed on proper personal protective equipment (PPE) to use when performing work; and

•	prospect tours are generally being completed on a self-guided basis or through virtual channels.

The Company has also adopted certain measures to help mitigate the financial impact arising from the pandemic on its residents, including the following:

•	providing flexible lease renewal options at no rent increase for leases expiring through June 30, 2020;

•	creating payment plans for residents who are unable to pay their rent because they are impacted by this pandemic; and

•	waiving late fees and certain other customary fees associated with apartment rentals.

To support its associates during this difficult time, the Company has elected to (i) adopt new, temporary leave policies and is providing all full- and part-time associates with up to six weeks of emergency paid leave to use in the event they have been materially impacted by COVID-19, as well as (ii) pay the full cost of testing and inpatient treatment resulting from COVID-19 for members of its healthcare plan.

April Established Communities Collections Update

The following table provides an update for April 2020 residential revenue collections for Established Communities, through April 30, 2020, detailed by (i) major customer segment and (ii) percentage of rent collected as compared to rent deferred and uncollected. Billed residential revenue consists of apartment base rent charged to residents and other rentable items, including parking and storage rent, along with pet and other fees in accordance with residential leases ("Billed Residential Revenue"). Collected residential revenue represents the portion of Billed Residential Revenue that has been collected and satisfied ("Collected Residential Revenue"). The deferred and uncollected portion of Billed Residential Revenue represents the portion that is either covered by an established payment plan where rent is deferred to a future period or is otherwise not yet collected ("Deferred and Uncollected Residential Revenue").

Established Communities Collections - April 2020 (1)
	Billed Residential Revenue	Collected Residential Revenue	Deferred and Uncollected Residential Revenue
Residential Revenue
Market rent apartments	94.3%	94.5%	5.5%
Affordable apartments	2.8%	92.0%	8.0%
Corporate apartments	2.9%	74.0%	26.0%
Total Residential Revenue	100.0%	93.9%	6.1%

AVB Residential Revenue benchmark (2)		97.9%	2.1%
April 2020 Collected Residential Revenue as a % of AVB benchmark		95.9%

(1) Information presented above excludes (i) billed and collected transactional fees, such as application and cancellation fees and (ii) certain fees that would have been billed and collected under the lease terms, such as common area amenity, late and credit card fees, which were waived in April 2020 due to the closure of the Company’s amenity spaces or to mitigate the financial impact of COVID-19 on residents. The fees waived in (ii) above averaged $1,400,000 per month for the period from April 2019 to March 2020.

(2) Amounts represent the Company's historical weighted average monthly percentages as of the last day of the month for the period of April 2019 to March 2020.

Retail revenue for Established Communities represented 1.4% of the total revenue for Established Communities for full year 2019. For April 2020, collected retail revenue and deferred and uncollected retail revenue was 44% and 56%, respectively.

The impact from COVID-19 on the Company's consolidated results of operations, including expectations of dispositions of real estate, will be dictated by the duration and severity of the pandemic, and how quickly and to what extent normal economic and operating conditions resume. Given those factors are beyond the Company's control and knowledge, the adverse impact of the pandemic on the Company's results of operations cannot be reasonably estimated, and could be

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material. In addition, the Company's historical results, including results for the three months ended March 31, 2020 and information for the month ended April 30, 2020, may not be indicative of results for future periods.

Development Activity

During the three months ended March 31, 2020, the Company completed the development of three apartment communities:

•	Avalon Teaneck, located in Teaneck, NJ;

•	Avalon North Creek, located in Bothell, WA; and

•	Avalon Norwood, located in Norwood, MA.

These communities contain an aggregate of 762 apartment homes and were constructed for a Total Capital Cost of $217,000,000.

The Company has not started the construction of any new development communities during the three months ended March 31, 2020 and through the date of this release, and will evaluate future starts on an individual basis, based on evolving economic and market conditions.

At March 31, 2020, the Company had 19 Development Communities under construction that in the aggregate are expected to contain 6,198 apartment homes and 64,000 square feet of retail space. Estimated Total Capital Cost at completion for these Development Communities is $2,323,000,000 at share. As of March 31, 2020, the Company has an estimated remaining Total Capital Cost of $873,000,000 to invest over the next several years, including the 19 Development Communities under construction and recently completed Development Communities.

The projected Total Capital Cost of Development Rights at March 31, 2020 decreased to $4.1 billion from $4.2 billion at December 31, 2019.

COVID-19 Development Update

As of April 30, 2020, construction at six of the Company's Development Communities had been temporarily suspended after considering state and local regulations and/or advisories, and construction at many of the remaining Development Communities had been slowed due to the impact of safety precautions, labor availability and inspection constraints. As of May 4, 2020, the Company is in the process of restarting construction at four of the six communities that had been temporarily suspended, after changes in state and local advisories in Washington state and Northern California. The Company may be required to, or may in its discretion, temporarily suspend ongoing construction at one or more of its remaining Development Communities as a result of either governmental actions or social or economic conditions arising as a result of the COVID-19 pandemic.

Disposition Activity

During the three months ended March 31, 2020, the Company sold Avalon Shelton, a wholly-owned operating community, located in Shelton, CT. Avalon Shelton contains 250 apartment homes and was sold for $64,750,000, resulting in a gain in accordance with GAAP of $24,413,000 and an Economic Gain of $14,928,000.

During the three months ended March 31, 2020, the Company sold 36 of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $105,607,000. At March 31, 2020, 64% of the 67,000 square feet of retail space has been leased. In addition, subsequent to quarter end and through the date of this release, the Company sold five residential condominiums for gross proceeds of $23,292,000.

Liquidity and Capital Markets

At March 31, 2020, the Company had $750,000,000 outstanding under its $1,750,000,000 unsecured credit facility. Including amounts drawn on the unsecured credit facility, the Company had $868,421,000 in unrestricted cash and cash in escrow. As of April 30, 2020, the Company has $215,000,000 outstanding under its unsecured credit facility, after having used unrestricted cash for net repayments of $535,000,000 during April 2020.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the first quarter of 2020 was 4.6 times and Unencumbered NOI (as defined in this release) was 93%.

During the three months ended March 31, 2020, the Company had the following debt activity:

•
The Company issued $700,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $694,701,000. The notes mature in March 2030 and were issued with a 2.30% coupon. The effective interest rate of the notes is 2.68%, including the impact of an interest rate hedge and offering costs.

•	The Company repaid (i) $400,000,000 principal amount of its 3.625% unsecured notes in advance of the October 2020 scheduled maturity and (ii)

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

$250,000,000 principal amount of its 3.95% unsecured notes in advance of the January 2021 scheduled maturity. In conjunction with these repayments, the Company recognized a loss on debt extinguishment of $9,170,000 composed of prepayment penalties and the non-cash write-off of unamortized deferred financing costs.

•
The Company obtained a $51,000,000 mortgage note with a maturity date of March 2027 with a contractual interest rate of 2.38%, in conjunction with the refinancing of $50,616,000 of secured indebtedness that had a contractual interest rate of 3.08%.

Other Matters

The Company will hold a conference call on May 7, 2020 at 12:00 PM ET to review and answer questions about this release, its first quarter 2020 results, the Attachments (described below) and related matters. To participate on the call, dial 888-394-8218 and use conference id: 8962631.

To hear a replay of the call, which will be available from May 7, 2020 at 5:00 PM ET to May 14, 2020 at 5:00 PM ET, dial 888-203-1112 and use conference id: 8962631. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on May 7, 2020.

About AvalonBay Communities, Inc.

As of March 31, 2020, the Company owned or held a direct or indirect ownership interest in 296 apartment communities containing 86,596 apartment homes in 11 states and the District of Columbia, of which 19 communities were under development. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets consisting of Southeast Florida and Denver, Colorado (the "Expansion Markets"). More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include those related to the COVID-19 pandemic, about which there are many uncertainties, including (i) the duration and severity of the pandemic and (ii) the effect on the multifamily industry and the general economy of measures taken by businesses and the government to prevent the spread of the novel coronavirus and relieve economic distress of consumers, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent. Due to this uncertainty we are not able at this time to estimate the effect of these factors on our business, but the adverse impact of the pandemic on our business, results of operations, cash flows and financial condition could be material. In addition, the effects of the pandemic are likely to heighten the following risks, which we routinely face in our business: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements (and which risks may also be heightened because of the COVID-19 pandemic) appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial 2019 and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2020 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 12, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 12 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only the following definitions and reconciliations.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the three months ended March 31, 2020 is as follows (dollars in thousands):

TABLE 1
Q1 2020
GAAP Gain	$24,413

Accumulated Depreciation and Other	(9,485)

Economic Gain	$14,928

Established Communities are consolidated communities in the markets where the Company has a significant presence, including the Company's Expansion Markets of Southeast Florida and Denver, Colorado, and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2020 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2019, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 2
Q1
2020
Net income	$168,006
Interest expense, net, inclusive of loss on extinguishment of debt, net	65,084
Income tax expense	91
Depreciation expense	177,911
EBITDA	$411,092

Gain on sale of communities	(24,436)
Joint venture EBITDAre adjustments (1)	3,421
EBITDAre	$390,077

Gain on other real estate transactions	(43)
Advocacy contributions	301
Severance related costs	1,951
Development pursuit write-offs and expensed transaction costs, net	3,120
Gain on for-sale condominiums	(4,903)
For-sale condominium marketing and administrative costs	1,443
Legal settlements	43
Core EBITDAre	$391,989

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by NAREIT. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 3
	Q1	Q1
	2020	2019
Net income attributable to common stockholders	$167,971	$170,366
Depreciation - real estate assets, including joint venture adjustments	177,428	164,746
Distributions to noncontrolling interests	12	11
Gain on sale of previously depreciated real estate	(24,436)	(14,835)
FFO attributable to common stockholders	320,975	320,288

Adjusting items:
Business interruption insurance proceeds	—	(172)
Loss on extinguishment of consolidated debt	9,170	280
Advocacy contributions	301	—
Severance related costs	1,951	19
Development pursuit write-offs and expensed transaction costs, net	3,120	277
Gain on for-sale condominiums (1)(2)	(4,903)	—
For-sale condominium marketing and administrative costs (2)	1,443	473
For-sale condominium imputed carry cost (3)	3,609	—
Gain on other real estate transactions	(43)	(267)
Legal settlements	43	(1,016)
Income tax expense (benefit)	91	(6)
Core FFO attributable to common stockholders	$335,757	$319,876

Average shares outstanding - diluted	140,777,873	138,832,201

Earnings per share - diluted	$1.19	$1.23
FFO per common share - diluted	$2.28	$2.31
Core FFO per common share - diluted	$2.39	$2.30

(1) Amount for the three months ended March 31, 2020 includes the sale of 36 residential condominiums at The Park Loggia.
(2) Aggregate impact of (i) Gains on for-sale condominiums and (ii) For-sale condominium marketing and administrative costs, is a net gain of $3,460 for Q1 2020 and a loss of $473 for Q1 2019.
(3) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended March 31, 2020 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre	$391,989

Interest expense, net	$55,914

Interest Coverage	7.0 times

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in Market Rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2020 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 5

Total debt principal (1)	$8,154,888
Cash and cash in escrow	(868,421)
Net debt	$7,286,467

Core EBITDAre	$391,989

Core EBITDAre, annualized	$1,567,956

Net Debt-to-Core EBITDAre	4.6 times

(1) Balance at March 31, 2020 excludes $8,880 of debt discount and $36,688 of deferred financing costs as reflected in unsecured notes, net, and $14,671 of debt discount and $3,192 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, corporate income tax expense (benefit), casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions, for-sale condominium marketing and administrative costs and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

TABLE 6
	Q1	Q1	Q4
	2020	2019	2019
Net income	$168,006	$170,418	$167,671
Indirect operating expenses, net of corporate income	22,799	19,722	20,073
Expensed transaction, development and other pursuit costs, net of recoveries	3,334	622	2,428
Interest expense, net	55,914	47,892	54,190
Loss on extinguishment of debt, net	9,170	280	—
General and administrative expense	17,320	13,706	12,602
Joint venture (income) loss	(1,175)	1,060	(7,872)
Depreciation expense	177,911	162,057	171,364
Income tax expense (benefit)	91	(6)	1,825
Gain on sale of communities	(24,436)	(14,835)	(256)
Gain on other real estate transactions	(43)	(267)	(65)
Gain on for-sale condominiums, net of marketing and administrative costs	(3,460)	473	1,286
NOI from real estate assets sold or held for sale	(896)	(6,205)	(1,848)
NOI	$424,535	$394,917	$421,398

Established:
New England	$53,680	$52,083	$54,868
Metro NY/NJ	84,484	82,984	85,463
Mid-Atlantic	66,309	62,916	66,404
Pacific NW	20,838	20,210	20,687
No. California	80,451	78,715	79,415
So. California	82,455	79,916	82,323
Expansion Markets	3,428	3,513	3,401
Total Established	391,645	380,337	392,561
Other Stabilized	23,496	14,729	22,724
Development/Redevelopment (1)	9,394	(149)	6,113
NOI	$424,535	$394,917	$421,398

(1) The Company had no Redevelopment Communities for the periods presented.

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q1	Q1	Q4
	2020	2019	2019

Revenue from real estate assets sold or held for sale	$1,424	$10,640	$2,721
Operating expenses from real estate assets sold or held for sale	(528)	(4,435)	(873)
NOI from real estate assets sold or held for sale	$896	$6,205	$1,848

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2020, or which were acquired subsequent to January 1, 2019. Other Stabilized Communities excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 8
	Q1	Q1
	2020	2019
Rental revenue (GAAP basis)	$547,514	$531,304
Concessions amortized	517	823
Concessions granted	(1,088)	(406)

Rental Revenue with Concessions
on a Cash Basis	$546,943	$531,721

% change -- GAAP revenue		3.1%

% change -- cash revenue		2.9%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation retail tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of March 31, 2020 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2020 is as follows (dollars in thousands):

TABLE 9
Q1 2020
NOI
NOI for Established Communities	$391,645
NOI for Other Stabilized Communities	23,496
NOI for Development/Redevelopment Communities (1)	9,394
NOI from real estate assets sold or held for sale	896
Total NOI generated by real estate assets	425,431
NOI on encumbered assets	28,412
NOI on unencumbered assets	$397,019

Unencumbered NOI	93%

(1) The Company had no Redevelopment Communities as of March 31, 2020.